Morgan Stanley Invesment Management Advised Funds*
Rule 10f-3 Transactions (Purchase of Securities by Portfolio From an Underwriting
Syndicate in which an Affiliate is a Member) (1)
January 1, 2002 - March 31, 2002
						PRICE
		PARTICIPATING		TRADE	PER		AMOUNT	 PURCHSD	AMOUNT OF 	%
UNDERWRITING	PORTFOLIO(s)		DATE	SHARE (2)	PURCHSD  FROM		OFFER(000)	UW

Polycom		 Mid Cap Value		1/29/02	31.20		 116,200 Thomas Weisel Partners	$7,000	1.660%

Carolina Group	 Mid Cap Growth 	1/31/02	28.00		 171,300 Salomon Smith Barney	$31,275	0.548%
		 Small Cap Growth		28.00		 17,900  Salomon Smith Barney		0.057%
		 Mid Cap Growth II		28.00		 200 	 Salomon Smith Barney		0.001%
		 Mid Cap Value			28.00		 139,400 Salomon Smith Barney		0.446%

								 328,800 				1.051%

Fisher ScientificSmall Cap Value	2/12/02	27.00		 154,900 Goldman Sachs		750,000	0.021%
		 Strategic Small Value		27.00		 300 	 Goldman Sachs			0.000%
								 155,200 				0.021%


PETCO Inc.	 Small Cap Growth	2/21/02	19.00		 5,200 	 Merrill Lynch 		$14,500	0.036%
		 Mid Cap Growth			19.00		 51,100  Merrill Lynch 			0.352%
		 Mid Cap Growth II		19.00		 100 	 Merrill Lynch 			0.001%

								 56,400 				0.389%


Alcon		 Mid Cap Growth		3/20/02	33.00		 213,600 CS First Boston	$69,750	0.306%
		 Mid Cap Growth II		33.00		 300 	 CS First Boston		0.000%

								 213,900 				0.307%






(1) All transactions were completed in accordance with Rule 10f-3 and Board approved Rule 10f-3 procedures.
(2) All prices in U.S. Dollar unless otherwise noted
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